Exhibit 10.35
RADIAN VOLUNTARY DEFERRED
COMPENSATION PLAN FOR OFFICERS
Amended and Restated Effective as of January 1, 2015
Adopted by the Board of Directors on November 11, 2014
Radian Group Inc. currently maintains this Plan. The Plan was originally established by the Board of Directors of Radian Group Inc. effective October 19, 1999. The Plan was amended and restated effective December 12, 2005 to incorporate the requirements of section 409A of the Code. The Plan was again amended and restated as of January 1, 2008 to comply with section 409A of the Code, to provide for transition elections under section 409A of the Code, and to make other appropriate changes. The Plan was again amended and restated as of November 13, 2013 to allow the deferral of restricted stock units and to make other appropriate changes. The Plan is now amended and restated as of January 1, 2015 (the “2015 Effective Date”) to change the distribution provisions with respect to Compensation and RSUs deferred on or after January 1, 2015 and to make other appropriate changes.
Amounts that were earned and vested as of December 31, 2004 were intended to be “grandfathered” for purposes of section 409A of the Code (“Grandfathered Deferrals”). Provisions in the Plan related to Grandfathered Deferrals have been removed because Grandfathered Deferrals have all been paid out in accordance with their terms.
Article I.

Definitions
Section 1.01    “Account” shall mean a bookkeeping record of the accumulated deferrals determined for each Participant, including any earnings credited to or debited from such deferrals and any Dividend Equivalents credited to such deferrals, if applicable. Except as provided in Article VII or Article VIII, a Participant’s Account shall be fully vested and nonforfeitable at all times. A Participant’s Account shall be divided into the following subaccounts and such other subaccounts as the Committee deems appropriate:
(a)    “Deferred Compensation Account” means a bookkeeping account representing the Participant’s Deferred Compensation, including any adjustments for earnings or losses; and
(b)    “RSU Account” means a bookkeeping account representing the Participant’s Deferred RSUs, including any adjustments for earnings, losses, or Dividend Equivalents.
Section 1.02    “Benefit Commencement Date” means the date irrevocably elected by the Participant pursuant to Section 3.07 with respect to Compensation or Section 7.05 with respect to RSUs, subject to Section 3.07(b) or Section 7.05(b), as applicable. As part of a Participant’s initial deferral election made with respect to Compensation earned in a given Plan Year or RSUs granted in a given Plan Year, the Participant may elect a specific distribution date or may elect to commence distribution of his or her benefits under the Plan upon his or her Separation from Service, as set forth in Section 3.07 or Section 7.05, as applicable.
Section 1.03    “Board” means the Board of Directors of Radian Group Inc.
Section 1.04    “Code” means the Internal Revenue Code of 1986, as amended.
Section 1.05    “Company” means Radian Group Inc., a Delaware corporation, and its corporate successors and assigns.
Section 1.06    “Committee” means the Compensation and Human Resources Committee of the Board or its delegate.

Section 1.07    “Compensation” means (i) any bonus amounts payable to Participants under the Radian Group Inc. STI/MTI Incentive Plan for Executive Employees, and (ii) any short-term incentive bonus amounts payable to Participants under a short term incentive program established by the Company or a Subsidiary.
Section 1.08    “Deferred Compensation” means the amount of Compensation that a Participant has irrevocably elected to defer under the terms of this Plan.
Section 1.09    “Deferred RSUs” means the RSUs that a Participant has irrevocably elected to defer under the terms of this Plan.
Section 1.10    “Designated Subsidiaries” shall mean the Subsidiaries that have been designated by the Board or the Committee from time to time as eligible to participate in the Plan, as set forth on the attached Exhibit A.
Section 1.11    “Disability” means a physical or mental condition of a Participant resulting from bodily injury, disease, or mental disorder which renders the Participant incapable of continuing any gainful occupation and which condition constitutes total disability under the federal Social Security Act then in effect. A determination of Disability shall be made in accordance with the requirements of section 409A of the Code.
Section 1.12    “Dividend Equivalent” means an amount credited to a subaccount for Deferred RSUs with regard to dividends paid on the Company’s Common Stock as set forth in Section 7.03.
Section 1.13    “Eligible Executive” means an executive of the Company or one of its Designated Subsidiaries who has the rank of Senior Vice President or higher, except as otherwise determined by the Committee, and such other officers of the Company or one of its Designated Subsidiaries as the Committee may designate.
Section 1.14    “Equity Compensation Plan” means the Radian Group Inc. 2014 Equity Compensation Plan, as in effect from time to time, or any subsequently adopted equity compensation plan, as applicable.
Section 1.15    “Grandfathered Deferrals” has the meaning set forth in the introductory paragraphs.
Section 1.16    “Participant” means an Eligible Executive who elects to participate in the Plan.
Section 1.17    “Plan” means this Radian Voluntary Deferred Compensation Plan for Officers, as it may be amended from time to time.
Section 1.18    “Plan Year” means the calendar year during which a Participant’s Compensation is earned or a Participant’s RSU is granted, as applicable.
Section 1.19    “Retirement” means a Participant’s termination of employment with the Company and its Subsidiaries after the earlier of (i) attainment of age 65 and completion of five years of service with the Company or a Subsidiary, or (ii) attainment of age 55 and completion of ten years of service with the Company or a Subsidiary.
Section 1.20    “RSU” means a Restricted Stock Unit granted under the Equity Compensation Plan.
Section 1.21    “Separation from Service” means a Participant’s separation from service with the Company and its Subsidiaries, which constitutes a “separation from service” for purposes of section 409A of the Code.
Section 1.22    “Subsidiary” means a company of which the Company owns, directly or indirectly, at least a majority of the shares having voting power in the election of directors or other governing body.
Section 1.23    “2015 Effective Date” of this amendment and restatement of the Plan has the meaning set forth in the introductory paragraph.

Article II.

Eligibility
Section 2.01    Eligibility. Each employee who is an Eligible Executive and who completes such forms and provides such data as are reasonably required by the Committee is eligible to participate in the Plan.
Section 2.02    Participant Consent. By making an election to defer Compensation or RSUs, the Participant shall for all purposes be deemed conclusively to have consented to the provisions of the Plan and to all subsequent amendments thereto.
Article III.

Deferred Compensation Election
Section 3.01    Deferred Compensation Election. Each Participant must fully complete the deferral election form provided by the Company or a Designated Subsidiary irrevocably electing to reduce his or her Compensation by an amount equal to between 10% and 100% in increments of 5% only.
Section 3.02    Timing of Deferral Election. Elections to defer Compensation must be filed prior to January 1 of the Plan Year for which the election is to be effective and during which the services related to the Compensation will be performed, or at such earlier time as may be set by the Committee in its sole discretion. If the election applies to a multi-year performance period, such election shall be filed prior to January 1 of the first Plan Year of the performance period.
Section 3.03    New Eligible Executives. Notwithstanding the foregoing Section 3.02, if an employee first becomes an Eligible Executive during a Plan Year, the Eligible Executive may elect to defer a percentage of his or her Compensation for such Plan Year so long as the Eligible Executive files the deferral election form provided by the Company or one of the Designated Subsidiaries, irrevocably electing to reduce his or her Compensation by an amount equal to between 10% and 100% in increments of 5% only, on or before the date that is 30 days after the date on which the employee first becomes an Eligible Executive. The deferral election shall apply only to Compensation earned with respect to services performed after the date on which the Eligible Executive files his or her deferral election form.
Section 3.04    Plan Year Elections. A separate election to defer Compensation must be filed for each Plan Year.
Section 3.05    Multi-Year Performance Periods. With respect to a multi-year performance period, the election to defer Compensation will apply to the entire performance period. A Participant may make a separate deferral election with respect to the STI Bonus, if any, and the MTI Bonus, if any, payable to the Participant under the Radian Group Inc. STI/MTI Incentive Plan for Executive Employees; provided, however, that for purposes of clarity, an election with respect to the MTI Bonus (if based on a multi-year performance period) must be filed in accordance with Section 3.02 prior to January 1 of the first Plan Year of the performance period, or in accordance with Section 3.03, if applicable.
Section 3.06    Form of Payment. The form in which the Participant elects to receive payment of his or her Deferred Compensation Account balance shall be irrevocably elected on the Participant’s deferral election form as described in this Article III, as set forth below.
(a)    With respect to Compensation earned for services performed on or after January 1, 2014, a Participant may elect to receive his or her Deferred Compensation Account balance in a single sum payment or annual installment payments over a term of up to five years.

(b)    With respect to Compensation earned for services performed prior to January 1, 2014, a Participant was permitted to elect to receive his or her Deferred Compensation Account balance in a single sum payment or annual installment payments over a term of ten years.
Section 3.07    Timing of Payment of Deferred Compensation Account.
(a)    On the Plan deferral election form described in this Article III, a Participant may elect to receive or commence payment of his or her Deferred Compensation Account balance, in the form elected in Section 3.06, either (i) in January of any year which is at least two years following the Plan Year (or the end of the performance period, if applicable) for which such election is made, subject to subsection (b) below, or (ii) in January of the year immediately following his or her Separation from Service. If a Participant does not make an election with respect to the form of payment of his or her Deferred Compensation Account, such Deferred Compensation Account will be paid in a lump sum.
(b)    The date on which the Participant irrevocably elects to receive, or commence receiving, payment of his or her Deferred Compensation Account balance shall be elected on the Participant’s deferral election form as the Benefit Commencement Date. However, if the Participant designates a specified date as the Benefit Commencement Date and the Participant has a Separation from Service for any reason other than death, Disability, or Retirement before that specified date, the Benefit Commencement Date shall be the date of the Participant’s Separation from Service. If a Participant has a Separation from Service as a result of death, Disability or Retirement, the Benefit Commencement Date shall be the date specified in Article V or Section 6.03, as applicable. For the avoidance of doubt, if a Participant elects to receive payments in installments in accordance with Section 3.06 beginning on a specified date, and the Participant has a Separation from Service for any reason other than death (as described in Article V), after the installment payments have begun, the payments will continue on the regularly scheduled payment dates and will not be accelerated upon Separation from Service.
(c)    Notwithstanding the foregoing provisions of this Section 3.07, Deferred Compensation that accrued to a Participant’s Deferred Compensation Account with respect to Compensation earned for services performed prior to the 2015 Effective Date, as adjusted for earnings and losses, will be paid in accordance with the terms of the Plan in effect prior to the 2015 Effective Date, as summarized in Exhibit B.
Article IV.

Earnings and Investments for Deferred Compensation Accounts
Section 4.01    Deferred Compensation Account. The Committee shall cause a Deferred Compensation Account to be kept in the name of each Participant, which shall reflect the value of the Participant’s Deferred Compensation, as adjusted for any earnings or losses in accordance with this Article IV. Each Deferred Compensation Account shall be maintained for bookkeeping purposes only. Neither the Plan nor any of the Deferred Compensation Accounts established under the Plan shall hold any actual funds or assets.
Section 4.02    Investment Earnings for Deferred Compensation Accounts.
(a)    As soon as practicable after each year, each Participant’s Deferred Compensation Account shall be credited with earnings and debited with losses in accordance with the return on a hypothetical investment in one or more investment funds designated by the Committee, which constitute a “predetermined actual investment” as described in the regulations issued under section 409A of the Code.
(b)    Each Participant may invest amounts held in his or her Deferred Compensation Account among the available investment alternatives selected by the Committee for purposes of measuring investment return for the investment of the Participant’s Deferred Compensation for each Plan Year. The investment funds shall be used only for purposes of measuring the return on the Participant’s Deferred Compensation Account, and no Participant shall have any interest in any actual investment fund. The Company shall calculate the return on the hypothetical investments in investment funds on a quarterly or more frequent basis.
(c)    The Committee shall establish procedures by which Participants can change their investment elections among the available investment alternatives. Any changes with respect to the Common Stock investment return shall be subject to applicable securities laws and Company policies.
Section 4.03    Timing of Credits. Each Participant’s Deferred Compensation Account shall be credited with the amount of Deferred Compensation for a Plan Year as of the date such Deferred Compensation would have been paid to the Participant had it not been deferred in accordance with this Plan.
Article V.

Death Benefits for Accounts
Section 5.01    Death on or before the Benefit Commencement Date. In the event that a Participant dies on or prior to his or her Benefit Commencement Date, the Participant’s Account shall accrue earnings or losses thereafter in accordance with Article IV, until such time as the Account is distributed. The beneficiary of such Participant shall receive as a death benefit a single sum equal to the entire value of the vested Account within 60 days following the Participant’s death.
Section 5.02    Death after the Benefit Commencement Date. In the event that a Participant dies after his or her Benefit Commencement Date, the beneficiary of such Participant shall receive as a death benefit a single sum equal to the entire value of the vested Account within 60 days following the Participant’s death.
Article VI.

Payment of Deferred Compensation Account
Section 6.01    Payment of Deferred Compensation Account.
(a)    A Participant shall be paid the value of his or her Deferred Compensation Account (or portion thereof) beginning within 60 days after the Benefit Commencement Date in the form irrevocably elected by the Participant under Section 3.06, subject to the six-month delay requirement set forth in Section 12.09. The Participant’s Deferred Compensation Account will continue to be adjusted for earnings or losses calculated in accordance with his or her elections until the date upon which the Participant’s entire Deferred Compensation Account balance is distributed.
(b)    If the Participant has elected to receive his or her Deferred Compensation Account in annual installments, the first annual installment shall become payable on the Benefit Commencement Date (subject to the section 409A six-month delay requirement set forth in Section 12.09, if applicable). All subsequent installment payments shall be made each year on the anniversary of the date upon which the initial installment payment was made under this Section 6.01(b), including a payment date which was delayed as a result of the six-month delay. The Participant’s Deferred Compensation Account will continue to be adjusted for earnings or losses calculated in accordance with his or her elections until the date on which the Participant’s entire Deferred Compensation Account balance is distributed. Each annual payment shall be calculated by dividing the remaining value of the Deferred Compensation Account (or portion thereof) by the number of remaining annual installment payments to be made to the Participant.
(c)    Notwithstanding anything in the Plan to the contrary, if the applicable performance period ends after the date on which a payment is to be made under the Plan, the payment date (the Benefit Commencement Date or the date described in Section 5.01, if applicable) for the Deferred Compensation attributable to that performance period shall be the later of (i) the date otherwise specified in the Plan, or (ii) January of the calendar year following the end of the performance period.
Section 6.02    Payment upon Death. A Participant’s death benefit shall be payable to the Participant’s beneficiary as set forth in Article V.
Section 6.03    Payment upon Disability or Retirement.
(c)    In the event of the Participant’s Separation from Service with the Company and its Subsidiaries on account of Disability, the Participant’s Account shall be paid in accordance with the Participant’s election under Section 3.07(a) in the form irrevocably elected by the Participant under Section 3.06, subject to the six-month delay described in Section 12.09, if applicable.
(d)    In the event of the Participant’s Separation from Service with the Company and its Subsidiaries on account of Retirement, the Participant’s Account shall be paid in accordance with the Participant’s election under Section 3.07(a) in the form irrevocably elected by the Participant under Section 3.06, subject to the six-month delay described in Section 12.09, if applicable.
Article VII.
Deferred RSUs
Section 7.01    Election to Defer RSUs.
(a)    A Participant may elect to defer all or a portion of the RSUs to be granted to the Participant in the next following Plan Year with respect to services rendered in the next Plan Year and subsequent years. Deferrals must be made in whole RSU shares. Any Deferred RSUs shall be credited to an RSU Account as of the date such RSUs are granted to the Participant. A Participant’s Deferred RSUs shall vest pursuant to the terms of the Equity Compensation Plan and the award agreement evidencing the RSU grant. In the event a Participant forfeits any portion of the Participant’s Deferred RSUs pursuant to the terms of the Equity Compensation Plan or award agreement, the Participant’s RSU Account shall be reduced by the amount attributable to the forfeited Deferred RSUs.
(b)    Any election made by a Participant under this Section 7.01 must be filed prior to January 1 of the Plan Year for which the election is to be effective and during which the services related to the RSUs will be performed, or at such earlier time as may be set by the Committee in its sole discretion. Notwithstanding the foregoing, if an employee first becomes an Eligible Executive during a Plan Year, the Eligible Executive may elect to defer RSUs to be granted to the Eligible Executive, by making a deferral election within 30 days after the date on which the employee first becomes an Eligible Executive.
(c)    An election to defer RSUs must be filed for each applicable Plan Year.
(d)    Notwithstanding subsection (a) or (b), if any RSUs constitute “performance-based compensation” within the meaning of the Treasury regulations under section 409A of the Code, then the Participant may elect to defer all or a portion of such RSUs pursuant to this Section 7.01 no later than six months before the end of the performance period for which the RSUs are earned (and in no event later than the date on which the amount of the RSUs to be distributed becomes readily ascertainable), in accordance with section 409A. A Participant must be employed by the Company or a Subsidiary continuously from the later of the beginning of the performance period or the date on which the performance goals are established to the date of the election, and the Company or a Subsidiary must have established the performance goals in writing not later than 90 days after the commencement of the performance period for which the RSUs are earned, as required by the Treasury regulations under section 409A.
Section 7.02    Form of Payment. A Participant may elect to receive his or her RSU Account balance in a single sum payment or annual installment payments over a term of up to five years. The form of payment of the RSU

Account shall be irrevocably elected on the Participant’s deferral election form as described in this Article VII. A Participant may select a different form of payment for each Plan Year’s Deferred RSUs.
Section 7.03    Dividend Equivalents. With respect to Deferred RSUs payable in the form of the Company’s Common Stock, Dividend Equivalents shall be credited to a subaccount of the RSU Account for each dividend paid by the Company with respect to shares of Common Stock equal to the vested Deferred RSUs in the Participant’s RSU Account, until such time as the Participant’s RSU Account is distributed to the Participant. Dividend Equivalents shall be credited to the subaccount of the Participant’s RSU Account as a notional cash amount. Dividend Equivalents will be credited only on the portion of the Participant’s RSU Account that is vested on the record date for the applicable dividend. No interest or earnings shall accrue with respect to Dividend Equivalents.
Section 7.04    Earnings and Investments for RSU Accounts.
(a)    The Committee shall cause a RSU Account and such other subaccounts as the Committee deems appropriate to be established for each Participant who has deferred RSUs, which shall reflect the value of the Deferred RSUs payable to such Participant under the Plan, as adjusted for any earnings, losses, or Dividend Equivalents, as applicable, as set forth herein. Each RSU Account shall be maintained for bookkeeping purposes only. Neither the Plan nor any of the RSU Accounts established under the Plan shall hold any actual funds or assets.
(b)    A Participant’s RSU Account relating to Deferred RSUs shall be denominated in notional shares of the Company’s Common Stock, except as provided in subsection (c) below.
(c)    With respect to Deferred RSUs that are payable in cash, a Participant’s RSU Account shall be administered as follows:

(i)	The portion of the Participant’s RSU Account related to unvested Deferred RSUs shall be denominated in notional shares of Common Stock in accordance with subsection (b).

(ii)
Upon vesting of a Deferred RSU that is payable in cash, such vested Deferred RSU shall be converted into a notional cash amount equivalent to the cash amount that would have been paid to the Participant had the RSU not been deferred, as determined under the Equity Compensation Plan and the applicable grant award agreement. The notional cash amount shall be credited to a subaccount of the Participant’s RSU Account.

(iii)
After vesting of the Deferred RSU, the notional cash amount, as described in subsection (ii) above, shall be adjusted for earnings and losses in accordance with hypothetical investments in one or more investment funds as described in Section 4.02. The investment funds shall be used only for purposes of measuring the return on the Participant’s RSU Account, and no Participant shall have any interest in any actual investment fund.

Section 7.05    Payment of RSU Account.
(a)    On the Plan deferral election form described in this Article VII, a Participant may elect to receive or commence payment of his or her RSU Account balance, in the form elected in Section 7.02, either (i) in January of any year following vesting of the RSUs, subject to subsection (b) below, or (ii) in January of the year immediately following his or her Separation from Service. If a Participant does not make an election with respect to the form of payment of his or her RSU Account, such RSU Account will be paid in a lump sum.
(b)    The date on which the Participant irrevocably elects to receive, or commence receiving, payment of his or her RSU Account balance shall be elected on the Participant’s deferral election form as the Benefit Commencement Date. However, if the Participant designates a specified date as the Benefit Commencement Date and the Participant has a Separation from Service for any reason other than death, Disability, or Retirement before that specified date, the Benefit Commencement Date shall be the date of the Participant’s Separation from Service. If a Participant has a Separation from Service as a result of death, Disability or Retirement, the Benefit

Commencement Date shall be the date specified in Article V or Section 7.05(a), as applicable. For the avoidance of doubt, if a Participant elects to receive payments in installments in accordance with Section 7.02 beginning on a specified date, and the Participant has a Separation from Service for any reason other than death (as described in Article V), after the installment payments have begun, the payments will continue on the regularly scheduled payment dates and will not be accelerated upon Separation from Service.
(c)    A Participant’s vested RSU Account shall be distributed in accordance with the payment election made under this Section 7.05, beginning within 60 days after the Benefit Commencement Date, subject to the six-month delay described in Section 12.09. The Participant’s RSU Account will continue to be adjusted for earnings, losses, or Dividend Equivalents, as applicable, as set forth in this Article VII, until the date on which the Participant’s entire vested RSU Account balance has been distributed. Shares of Company Common Stock payable with respect to vested Deferred RSUs shall be issued under the Equity Compensation Plan.
(d)    If a Participant has elected to receive his or her RSU Account in annual installments, the first annual installment shall become payable on the Benefit Commencement Date (subject to the section 409A six-month delay requirement under Section 12.09, if applicable). All subsequent installment payments shall be made each year on the anniversary of the date upon which the initial installment payment was made under this subsection (d), including a payment date which was delayed as a result of the six-month delay. The Participant’s RSU Account will continue to be adjusted for earnings, losses, or Dividend Equivalents, as applicable, as set forth in this Article VII, until the date on which the Participant’s entire RSU Account balance has been distributed. Each annual payment shall be calculated by dividing the remaining value of the RSU Account (or portion thereof) by the number of remaining annual installment payments to be made to the Participant. Any fractional shares of Company Common Stock shall be rounded down to the nearest whole share.
(e)    In the event of the Participant’s Separation from Service with the Company and its Subsidiaries on account of Disability or Retirement, the Participant’s RSU Account shall be paid in accordance with the Participant’s election under subsection (a), in the form irrevocably elected by the Participant under Section 7.02, subject to the six-month delay described in Section 12.09, if applicable.
(f)    Notwithstanding the foregoing provisions of this Section 7.05, Deferred RSUs that accrued to a Participant’s RSU Account with respect to services performed prior to the 2015 Effective Date, as adjusted for earnings, losses, and Dividend Equivalents, will be paid in accordance with the terms of the Plan in effect prior to the 2015 Effective Date, as summarized in Exhibit B.
Section 7.01    Vesting after Designated Payment Date. Notwithstanding anything in the Plan to the contrary, if a Participant’s Deferred RSUs will vest in accordance with the terms of the Equity Plan and applicable award agreement after the date on which payment of the Deferred RSUs is to be made under the Plan, the payment date (the Benefit Commencement Date or the date described in Section 5.01, if applicable) for such vested Deferred RSUs shall be adjusted to the later of (i) the date otherwise specified in the Plan or (ii) January of the calendar year following vesting of the Deferred RSUs. This adjustment could occur, for example, in the event of Retirement during a performance period under a performance-based RSU.
Section 7.02    Changes in Capitalization. A Participant’s RSU Account denominated in shares of the Company’s Common Stock shall be appropriately adjusted in accordance with the Equity Compensation Plan to reflect changes in capitalization of the Company’s Common Stock as described in the Equity Plan.
Article VIII.

Forfeitures
Section 8.01    Forfeitures. The contingent right of a Participant or beneficiary to receive benefits hereunder shall be forfeited upon the occurrence of any one or more of the following events:

(e)    If the Participant is discharged from employment by the Company or a Subsidiary for acts which constitute willful misconduct in connection with the performance of the Participant’s duties to the Company or a Subsidiary, and such conduct shall have been materially harmful to the Company or a Subsidiary, including, but without limiting the generality of the foregoing, misappropriation of funds or property of the Company or a Subsidiary or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company or a Subsidiary, or
(f)    If the Participant breaches any written restrictive covenants agreement between the Participant and the Company or a Subsidiary.
Article IX.

Unforeseeable Emergency
Section 9.01    Unforeseeable Emergency. A Participant may elect to be paid all or any part of the Participant’s Deferred Compensation Account or vested RSU Account in the event such funds are needed in connection with an “unforeseeable emergency” (as determined by the Committee in accordance with section 409A of the Code and other applicable law). For purposes of this Section 9.01, an “unforeseeable emergency” is a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in section 152 of the Code, without regard to sections 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Unforeseeable emergency shall be administered in accordance with section 409A of the Code.
Article X.

Miscellaneous
Section 10.01    Claims Procedures.
(d)    Any claim by a Participant or a beneficiary (hereafter the “Claimant”) for benefits shall be submitted in writing to the Committee. The Committee shall be responsible for deciding whether such claim is payable, or the claimed relief otherwise is allowable, under the provisions and rules of the Plan. The Committee otherwise shall be responsible for providing a full review of the Committee’s decision with regard to any claim, upon a written request, as set forth herein.
(e)    Each Claimant or other interested person shall file with the Committee such pertinent information as the Committee may specify, and in such manner and form as the Committee may specify; and such person shall not have any rights or be entitled to any benefits, or further benefits, hereunder, as the case may be, unless the required information is filed by the Claimant or on behalf of the Claimant. Each Claimant shall supply, at such times and in such manner as may be required, written proof that the benefit is covered under the Plan. If it is determined that a Claimant has not incurred a claim covered under the Plan or if the Claimant shall fail to furnish such proof as is requested, no benefits, or no further benefits, hereunder, as the case may be, shall be payable to such Claimant.
(f)    Claim Decision. The Claimant shall be notified within 90 days after the claim is filed whether the claim is approved or denied, unless the Committee determines that special circumstances require an extension of time, in which case the Committee may have up to an additional 90 days to process the claim. If the Committee determines that an extension of time for processing is required, the Committee shall furnish written or electronic notice of the extension to the Claimant before the end of the initial 90 day period. Any notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Committee expects to render its decision.
(g)    Notice of Denial. If the Committee denies the claim, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:
(i)    The specific reason(s) for the denial;

(ii)	Specific reference to the specific Plan provisions on which such denial is based;

(iii)	A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary; and

(iv)
A description of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim on appeal.

(h)    Appeal Procedures. A request for appeal of a denied claim must be made in writing to the Committee within 60 days after receiving notice of denial. The decision on appeal will be made within 60 days after the Committee’s receipt of a request for appeal, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than 120 days after receipt of a request for appeal. A notice of such an extension must be provided to the Claimant within the initial 60 day period and must explain the special circumstances and provide an expected date of decision. The reviewer shall provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. The Claimant may submit written comments, documents, records, and other information relating to the claim for benefits. The reviewer shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.
(i)    Notice of Decision on Appeal. If the Committee denies the appeal, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:

(i)	The specific reason(s) for the denial;

(ii)	Specific references to the pertinent Plan provisions on which such denial is based;

(iii)	A statement that the Claimant may receive on request all relevant records at no charge;

(iv)	A description of the Plan’s voluntary procedures and deadlines, if any;

(v)	A statement of the Claimant’s right to sue under Section 502(a) of ERISA; and

(vi)	If an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.
(j)    Claims Procedures Mandatory. The internal claims procedures set forth in this Section 10.01 are mandatory. If a Claimant fails to follow these claims procedures, or to timely file a request for appeal in accordance with this Section 10.01, the denial of the Claim shall become final and binding on all persons for all purposes.
(k)    Approval or Denial of Claim. Commencement of benefit payments shall constitute notice of approval of a claim to the extent of the amount of the approved benefit. If such claim shall be wholly or partially denied, such notice shall be in writing as described herein. If the Committee fails to notify the Claimant of the decision regarding their claim in accordance with this section, the claim shall be “deemed” denied, and the Claimant then shall be permitted to proceed with the claims review procedure provided for herein.

(l)    Decisions Final. For all purposes under the Plan, the decision with respect to a claim (if no review is requested) and the decision with respect to a claims review (if requested), shall be final, binding, and conclusive on all Participants, beneficiaries, and other interested parties, as to all matters relating to the Plan and Plan benefits. Further, each claims determination under the Plan shall be made in the absolute and exclusive discretion and authority of the Committee.
Section 10.02    Legal Incapacity. If a Participant or beneficiary entitled to receive any benefits hereunder is a minor or is determined to be legally incapable of giving valid receipt and discharge for such benefits, benefits will be paid to such person as the Committee may designate for the benefit of such Participant or beneficiary. Such payments shall be considered a payment to such Participant or beneficiary and shall, to the extent made, be deemed a complete discharge of any liability for such payments under the Plan.
Section 10.03    Locating Participants and Beneficiaries. The Committee shall make all reasonable attempts to determine the identity and/or whereabouts of a Participant or a Participant’s beneficiary entitled to benefits under the Plan, including the mailing by certified mail of a notice to the last known address shown on the Company’s or the Committee’s records. If the Committee is unable to locate such a person entitled to benefits hereunder, or if there has been no claim made for such benefits, the Company shall continue to hold the benefit due such person, subject to any applicable state escheat laws.
Section 10.04    Distributions from Accounts. If a Participant receives a distribution from his or her Account, the Company shall adjust the Account for earnings, losses, or Dividend Equivalents, as applicable, for the portion of the year preceding the distribution date.
Section 10.05    Unfunded Obligation. Until deferred benefits hereunder are distributed in accordance with the terms of the Plan, the interest of each Participant and beneficiary therein is contingent only and is subject to forfeiture as provided in Article VIII. Title to and beneficial ownership of any assets, which the Company may set aside or earmark to meet its obligations with respect to Participant Accounts hereunder shall at all times remain the property of the Company. All Plan Participants and beneficiaries are general unsecured creditors of the Company with respect to the benefits due hereunder, and the Plan constitutes an agreement by the Company to make benefit payments in the future. It is the intention of the Company that the Plan be considered unfunded for tax purposes.
Section 10.06    No Trust Obligation. In order to meet its obligations hereunder, funds may be set aside or earmarked by the Company. These funds may be kept in cash, or invested and reinvested, at the discretion of the Committee. The Company may, but is not required to, establish a grantor trust which may be used to hold assets of the Company which are maintained as reserves against the Company’s unfunded, unsecured obligations hereunder. Such reserves shall at all times be subject to the claims of the Company’s creditors. To the extent such trust or other vehicle is established, and assets contributed, for the purpose of fulfilling the Company’s obligation hereunder, then such obligation of the Company shall be reduced to the extent such assets are utilized to meet its obligations hereunder.
Article XI.

Beneficiary Designation
Section 11.01     Beneficiary Designation. A Participant may designate a beneficiary and a contingent beneficiary as part of his or her deferral election. Any beneficiary designation hereunder shall remain effective until changed or revoked.
Section 11.02     Changing a Designation. A beneficiary designation may be changed by the Participant at any time, or from time to time, by filing a new designation in writing with the Company.

Section 11.03     Default Beneficiary. If the Participant dies without having designated a beneficiary or if the Participant dies and the beneficiary so named by the Participant has predeceased the Participant, then the Participant’s estate shall be deemed to be the beneficiary.
Article XII.

Administration
Section 12.01     Books and Records. The books and records to be maintained for the purpose of the Plan shall be maintained by the officers and employees of the Company at its expense and subject to the supervision and control of the Committee.
Section 12.02     Expenses. The Company shall pay all expenses of administering the Plan either from funds set aside or earmarked under the Plan or from other funds.
Section 12.03     Transfer Restrictions. To the extent permitted by law, the right of any Participant or any beneficiary in any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant or beneficiary; and any such benefit or payment shall not be subject to anticipation, alienation, sale, transfer, assignment, or encumbrance.
Section 12.04     Liability. No member of the Board or of the Committee and no officer or employee of the Company or a Subsidiary shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to his or her own fraud or willful misconduct; nor shall the Company or any Subsidiary be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer, or employee of the Company or a Subsidiary.
Section 12.05     Service of Process. The Committee shall be the agent for service of process on the Plan.
Section 12.06     Withholding. Benefit payments hereunder shall be subject to withholding, to the extent required (as determined by the Company) by applicable tax or other laws.
Section 12.07     Successors. The Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant and their heirs, executors, administrators, and legal representatives.
Section 12.08     Invalid or Unenforceable Provisions. If any provision of this Plan is held invalid or unenforceable, to the extent necessary to effectuate the purposes of this Plan, its invalidity or unenforceability shall not affect any other provisions of the Plan and the Plan shall be construed and enforced as if such provisions had not been included therein.
Section 12.09     Section 409A.
(a)    The Plan is intended to comply with the requirements of section 409A of the Code, and shall in all respects be administered in accordance with section 409A. Notwithstanding anything in the Plan to the contrary, distributions may only be made under the Plan upon an event and in a manner permitted by section 409A of the Code, and all payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” as defined under section 409A of the Code. All amounts to be distributed under this Plan shall be paid, or commence to be paid, within 60 days after the Benefit Commencement Date, subject to the six-month delay described below, if applicable, or the applicable anniversary in the case of installment payments, but in no event shall a payment be made after December 31 of the calendar year in which the payment is scheduled to be made, or otherwise in accordance with section 409A of the Code. In no event shall a Participant, directly or indirectly, designate the calendar year of payment, except as permitted by section 409A of the Code.

(b)    Notwithstanding anything in the Plan to the contrary, if a Participant’s distribution is to commence, or be paid upon, separation from service, payment of the distribution shall be delayed for a period of six months after the Participant’s separation from service, if the Participant is a “specified employee” as defined under section 409A of the Code (as determined by the Committee) and if required pursuant to section 409A of the Code (“six-month delay”). If payment is delayed, the Participant’s distribution shall commence, or be paid, within 30 days of the date that is the six-month anniversary of the Participant’s separation from service. If the Participant dies during the six-month delay, the accumulated postponed amount shall be paid as described in Section 5.02.
Article XIII.

Amendment or Termination of Plan
Section 13.01     Amendment. The Board may amend the Plan in whole or in part, effective as of any date specified.
Section 13.02     Termination. The Board may terminate the Plan at any time. The Board may determine that Account balances shall be distributed to Participants in a lump sum payment after termination of the Plan, in accordance with section 409A of the Code, including in connection with a “change in control” as defined in section 409A of the Code.

Exhibit A

Radian Guaranty Inc.

Radian Asset Assurance Inc.

Radian Services LLC

Radian Advisors LLC

Radian Mortgage Services (Hong Kong) Ltd.

Exhibit B

In accordance with Section 3.07(c) and Section 7.05(f) of the Plan, Deferred Compensation and Deferred RSUs that accrued prior to the 2015 Effective Date, as adjusted for earnings, losses, and Dividend Equivalents, will be paid in accordance with the terms of the Plan in effect prior to the 2015 Effective Date (the “Prior Plan”), as summarized below.

1.Definitions. Capitalized terms used herein shall have the meaning set forth in the Prior Plan. The terms “Disability” and “Retirement” are defined in the Prior Plan as set forth below.
1.1    “Disability” means a physical or mental condition of a Participant resulting from bodily injury, disease, or mental disorder which renders the Participant incapable of continuing any gainful occupation and which condition constitutes total disability under the federal Social Security Act then in effect. A determination of Disability shall be made in accordance with the requirements of section 409A of the Code.
1.2    “Retirement” means a Participant’s termination of employment with the Company and its Subsidiaries after the earlier of (i) attainment of age 65 and completion of five years of service with the Company or a Subsidiary, or (ii) attainment of age 55 and completion of ten years of service with the Company or a Subsidiary.
2.    Deferred Compensation Election.
2.1    Timing of Payment of Deferred Compensation Account (Section 3.07(b) of the Prior Plan). The date on which the Participant irrevocably elects to receive, or commence receiving, payment of his or her Deferred Compensation Account balance shall be elected on the Participant’s deferral election form as the Benefit Commencement Date. However, if the Participant designates a specified date as the Benefit Commencement Date and the Participant’s employment with the Company and its Subsidiaries terminates before that specified date as a result of the Participant’s death, Disability, or Retirement, the Benefit Commencement Date shall be the first to occur of (i) the specified date, (ii) in the event of the Participant’s death, the date described in Section 5.01 of the Prior Plan, or (iii) in the event of the Participant’s Retirement or Disability, the date described in Section 6.03 of the Prior Plan (or Section 3.1 below).
2.2    Timing of Payment of RSU Account (Section 7.05(b) of the Prior Plan). The date on which the Participant irrevocably elects to receive, or commence receiving, payment of his or her RSU Account balance shall be elected on the Participant’s deferral election form as the Benefit Commencement Date. However, if the Participant designates a specified date as the Benefit Commencement Date and the Participant’s employment with the Company and its Subsidiaries terminates before that specified date as a result of the Participant’s death, Disability or Retirement, the Benefit Commencement Date shall be the first to occur of (i) the specified date, (ii) in the event of the Participant’s death, the date described in Section 5.01 of the Prior Plan, or (iii) in the event of the Participant’s Retirement or Disability, the date described in Section 7.06 of the Prior Plan (or Section 3.2 below), subject to Section 7.07 of the Prior Plan, if applicable.
3.    Payment of Deferred Compensation Account and RSU Account.
3.1    Payment of Deferred Compensation Account upon Disability or Retirement (Section 6.03 of the Prior Plan).
(a)    In the event of the Participant’s termination of employment with the Company and its Subsidiaries on account of Disability prior to his or her selected Benefit Commencement Date, the Participant’s Benefit Commencement Date for the Participant’s Deferred Compensation Account shall be adjusted to the January following the Participant’s termination of employment on account of Disability, subject to the six-month delay described in Section 12.09 of the Prior Plan, if applicable.
(b)    In the event of the Participant’s Retirement prior to his or her selected Benefit Commencement Date, the Participant’s Benefit Commencement Date for the Participant’s Deferred Compensation

Account shall be adjusted to the January following the Participant’s Retirement, subject to the six-month delay described in Section 12.09 of the Prior Plan, if applicable.
(c)    The Participant’s Deferred Compensation Account shall be paid in the form elected by the Participant on his deferral election form pursuant to Section 3.06 of the Prior Plan (i.e., in a single sum payment or annual installment payments).
3.2    Payment of RSU Account upon Disability or Retirement (Section 7.06 of the Prior Plan).
(a)    In the event of the Participant’s termination of employment with the Company and its Subsidiaries on account of Disability prior to his or her selected Benefit Commencement Date, the Participant’s Benefit Commencement Date for the Participant’s RSU Account shall be adjusted to the January following the Participant’s termination of employment on account of Disability, subject to the six-month delay described in Section 12.09 of the Prior Plan, if applicable and subject to Section 7.07 of the Prior Plan, if applicable.
(b)    In the event of the Participant’s Retirement prior to his or her selected Benefit Commencement Date, the Participant’s Benefit Commencement Date for the Participant’s RSU Account shall be adjusted to the January following the Participant’s Retirement, subject to the six-month delay described in Section 12.09 of the Prior Plan, if applicable and subject to Section 7.07 of the Prior Plan, if applicable.
(c)    The Participant’s RSU Account shall be paid in the form elected by the Participant on his deferral election form pursuant to Section 7.02 of the Prior Plan (i.e., in a single sum payment or annual installment payments over a term of up to five years).